Exhibit 99.2          Discussion, Questions and Answers

RadNet, Inc.
Second Quarter 2009 Earnings Conference Call
August 7, 2009

Operator:     Please stand by, we’re about to begin.  Good day ladies and gentlemen.  Welcome to RadNet’s Second Quarter 2009 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for questions.  I would like to remind everyone that today’s conference is being recorded.

I would like to turn the conference over to Mr. John Mills of ICR.  Please go ahead.

John Mills:     Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s second quarter 2009 earnings results.  On the call today from the company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

Before we begin today we would like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  The following prepared remarks contain forward-looking statements and Management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and therefore undue reliance should not be placed upon them.  For a more detailed discussion of the factors that could cause actual results to differ materially than those projected in any forward-looking statements, we refer you to RadNet’s 10-Ks for the 12-month period ended December 31, 2007 and December 31, 2008 and Form 10-Q for the three-month period ended June 30th, 2009 as filed with the SEC.

And with that, I will turn the call over to Dr. Howard Berger.

Dr. Howard Berger:     I thank you, John.  Good morning everyone and thank you for joining us today.  On today’s call Mark Stolper and I plan to provide you with highlights from our second quarter 2009 results, reaffirm our financial guidance for full-year 2009, talk about some items that we feel are important to our stakeholders including the healthcare reform environment, and discuss in more detail our future strategy.  After our prepared remarks we will open the call to your questions.  I’d like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

We are pleased with our results in the second quarter on a number of levels.  First, similar to what we accomplished in the first quarter of this year, we increased our procedural volumes, revenue and adjusted EBITDA on same center and aggregate basis over the 2008 second quarter.  This performance improvement occurred despite a difficult macroeconomic environment.  Our revenue increased 3.6% and adjusted EBITDA increased 5% over the second quarter of 2008.  Our same center volumes were up 2%, while aggregate volumes were up over 4%.

We are further pleased with the results of ongoing operating initiatives that contained our expenses, enabling us to achieve margin improvement of 100 basis points over full-year 2008 results.  These operating results resulted in our narrowing our GAAP net income loss by over $2 million when compared with the second quarter of 2008.  During this past quarter we paid off debt of almost $5 million and lowered our leverage multiple from 4.75 times to 4.47 total debt to trailing 12-month adjusted EBITDA.  We also decreased our accounts payable and accrued expenses by $6 million and increased our working capital by 6.3 million.

Most importantly, we believe that we have reason to be optimistic about the remainder of 2009.  Our preliminary procedural volume reports show that July 2009 compares favorably to July 2008.  This bodes well for strength in the third quarter which seasonally is out best quarter.

Second, we are beginning to accumulate cash as we predicted earlier in the year.  At July month-end, we had a cash balance of $6.5 million and we are undrawn on our revolver facility.  We anticipate this balance to grow as we progress towards the end of 2009.  As we stated on our last earnings call in May, we front-loaded our capital spending this year.  The result will be increased cash flow generation as we move into the third and fourth quarters.

Our objective for the remainder of the year is more of the same; steady and consistent quarterly improvement of our operating metrics and our balance sheet.  Although we cannot quantify the effects of this recession on our business in the first two quarters of 2009, I can only imagine that our procedural volume and financial results might have even been stronger in the absence of a recession.  I believe that if we can continue to demonstrate steady improvement in our financial results during this difficult economy, we will be poised for continued and accelerated success during and after the economic recovery.

During this past quarter we announced and completed the acquisition of eight imaging centers in Northern New Jersey.  This acquisition is significant for a number of reasons.  First, the transaction represents our entrance into a new market, a market where there is significant further opportunity for growth and consolidation.  Geographically, these New Jersey assets are contenders to our Rockland County, New York cluster of centers, a market where we currently have a leading presence.  We believe that there are many more growth opportunities in New Jersey, a state whose population exceeds 8.7 million.  This transaction begins to connect our significant presence in the mid-Atlantic region, notably Maryland and Delaware, with our Southern New York facilities.  With this acquisition RadNet now boasts a leading market presence in states whose populations aggregate over 71 million people, or roughly one-quarter of the United States’ population.  Operationally we have hit the ground running in New York and New Jersey and are in the process of retooling procedures and protocols.  We are very upbeat about these New Jersey assets and their future contribution to our company.

Looking ahead, we are excited about numerous opportunities which position us to substantially improve our results including the following: we have reduced our cash interest expense for 2009 and beyond by over $6 million on an annualized basis through amending existing interest rates swaps and through the expiration of a third swap.  Should LIBOR rates remain in the current levels, the annualized benefit could reach as much as $8 million of cash interest savings.  Along these lines, our second quarter cash interest expense was approximately $1.5 million less than last year’s second quarter.

Two; our capital expenditure requirements are greatly reduced for 2009 as a result of us completing our upgrade to digital mammography and our elimination of the vast majority of deferred maintenance that existed at Radiologics and other centers acquired subsequent to Radiologics.  We expect a reduction of between $10 million to $15 million in our 2009 capital expenditures as compared with each of 2007 and 2008.

We continue to see—number three; we continue to see instances of weaker players in our markets close their operations.  We expect this trend to continue and we anticipate our volumes benefiting from this over the long term.  We have said for a long time there is over-capacity in our industry, particularly in MRI.  We predict some of this capacity will simply go away.

Number four; we anticipate adding to our July month-end cash balance throughout the rest of 2009, which along with scheduled debt paydown will reduce our net total leverage.  We are targeting a debt-to-adjusted EBITDA at the end of the year of approximately 4.0 times.

Number five; we continue to observe a significant decrease in the price of capital equipment as a result of the credit crisis and continued effects of the Deficit Reduction Act.  There is simply lower demand for equipment from outpatient imaging centers and a lack of available financing to fund these purchases.  Used equipment is plentiful and available for purchase at unprecedented prices.

Number six; we continue to pursue new competition contracts, predominantly in California.  We are noting, more than ever, large medical groups are seeking these types of relationships in an effort to provide more certainty around future imaging costs.

Number seven; we are pursuing the expansion of Breastlink’s reach to include several markets in California where we currently operate large women’s imaging facilities, particularly in Palm Springs, Temecula, the San Fernando Valley and Westlake Valley/Thousand Oaks.  Several of these opportunities should come on-line before the end of 2009.

Eight, and lastly; we continue to pursue tuck-in acquisitions in our current markets that are both strategic in nature and that can be purchased at multiples that are deleveraging to the company.

At this time I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our second quarter 2009 performance.  When he is finished, I will conclude our call with a discussion about the reimbursement and legislative outlook and make some closing remarks.

Mark Stolper:     Thank you, Howard, and thank you all for participating in our Second Quarter 2009 Conference Call.  I’m now going to briefly review our second quarter performance and attempt to highlight what I believe to be some material items.  I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance.

In my discussion, I will use the terms adjusted EBITDA which is a non-GAAP financial measure.  The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishment and non-cash equity compensation.  Adjust EBITDA includes equity earnings in unconsolidated operations and subtracts minority interests in subsidiaries, and is adjusted for non-cash, unusual or infrequent events taking place during the period.

With that said, I’d now like to review our second quarter 2009 results and discuss our 2009 guidance levels.

For the second quarter of 2009, RadNet reported revenue and adjusted EBITDA of $131.1 million and $27.0 million respectively.  Revenue increased 3.6%, or $4.6 million, and adjusted EBITDA increased 5%, or $1.3 million, respectively over the second quarter of 2008.  Same center revenue, which measures revenue from operations only if they were open for the entire second quarter of 2009 and 2008, increased 2.0%.  For the second quarter of 2009 as compared to the prior year’s second quarter MRI volume increased 8.9%, CT volume increased 4.7% and PET/CT volume increased 3.4%.  Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams, increased 4.5% over the prior year’s second quarter.

In the second quarter of 2009, we performed 805,844 total procedures.  The procedures were consistent with our multi-modality approach whereby 77.9% of all the work we did by volume was from routine imaging.  Our procedures in the second quarter of 2009 were as follows:  92,401 MRIs, as compared with 84,830 MRIs in the second quarter of 2008; 80,605 CTs, as compared with 77,002 CTs in the second quarter of 2008; 5,437 PET/CTs, as compared with 5258 PET/CTs in the second quarter of 2008; and 627,401 routine imaging exams which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 603,987 of all these exams in the second quarter of 2008.

Net loss for the second quarter was $336,000 or negative $0.01 per share, compared to a net loss of $2.1 million or negative $0.06 per share in the second quarter of 2008.  Based upon weighted average number of fully diluted shares outstanding of $35.9 million and 35.7—I’m sorry, 35.9 million shares and 35.7 million shares for these periods in 2009 and 2008 respectively.

Affecting net income in the second quarter of 2009 were certain non-cash expenses and non-recurring items including the following:  $1.8 million of non-cash loss on the fair value adjustments of interest rate swaps related to the company’s credit facilities; $670,000 of deferred financing expense related to the amortization of financing fees paid as part of the company’s $405 million credit facilities drawn down in November 2006 in connection with the Radiologics acquisitions and the incremental term loans and revolving credit facility arranged in August 2007 and February 2008; $1.5 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $1.4 million bargain purchase gain on the acquisition of the acquired centers in New Jersey; and $1 million loss related to settlements of legal disputes.

With regards to some specific income statement accounts, overall GAAP interest expense for the second quarter of 2009 was $12.3 million.  Adjusting for the non-cash negative impact of the deferred financing feed and the negative impact from the loss related to the fair value adjustments of interest rate hedges and accrued interest, cash interest expense was $10.8 million during the quarter.  This compares with GAAP interest expense in the second quarter of 2008 of $12.5 million and cash paid for interest in that quarter of $12.3 million.  The decrease of approximately $1.5 million of cash interest expense is primarily the result of savings in our interest rate related to lower LIBOR-based rate on the floating facilities and the savings we are experiencing from our two (inaudible) and extend interest rate swap modifications we completed in the first quarter of 2009.

For the second quarter of 2009, bad debt expense was 6.4% of our revenue, compared with an overall blended rate of 6.1% for the full-year of 2008.  Although the challenged economy gives us concern over the ability to collect the patient responsibility portion of our accounts receivable, at this time we feel as if the bad debt percentage of revenues is an adequate reserve.  We are monitoring this closely and we will take any necessary adjustments to this reserve on a quarterly basis going forward.

With regards to our balance sheet, as of June 30th, 2009, we have $464.7 million of debt including $1.45 million drawn down on our $55 million revolving line of credit.  This is a decrease of total debt during the quarter of $4.8 million.  As a result of this lower debt and higher adjusted EBITDA, during the second quarter of 2009 we reduced our total debt-to-adjusted EBITDA ratio from 4.57 times at the end of the first quarter 2009 to 4.47 times as of June 30th, 2009.  This is based upon trailing 12 months of adjusted EBITDA of $102.7 million at March 31, 2009 and $104.0 million of trailing 12 months adjusted EBITDA at June 30th, 2009.

Since December 31st, 2008, accounts receivable decreased approximately $1.4 million.  Part of the decrease resulted from our net days sales outstanding with DSOs having decreased in the second quarter of 2009 from the fourth quarter of 2008 from 61 days to 57 days, respectively.  We’re proud of this accounts receivable DSO decrease.

Our accounts payable and accrued expenses decreased by $15.8 million to $65.4 million during the first six months of 2009.  Much of this decrease is attributable to the repayment of equipment and related tenant improvements of projects which began prior to 2008 year-end and have been paid down as part of our budgeted 2009 capital expenditures of approximately $35 million.

We increased our working capital position during the quarter by $6.3 million and during the first six months of 2009 by $11.1 million.

During the second quarter of 2009, we repaid $6.1 million of notes and leases payable and had capital expenditures of $8.7 million.  For the first—I’m sorry, cash capital expenditures of $8.7 million.  For the first six months of 2009, we repaid $11.7 million of notes and leases payable, had cash capital expenditures of $15.6 million and entered into notes and leases payable of $10.4 million.

I will now like to reaffirm our 2009 full-year guidance levels.  Our 2009 expected performance metrics are as follows:  revenue, our guidance level is between $515 million and $545 million; for adjusted EBITDA, our guidance level is between $105 million and $115 million; for capital expenditures, our guidance level is between $30 million and $35 million; for cash interest expense, our guidance level is between $41 million and $45 million; for free cash flow, which we define as adjusted EBITDA less total capital expenditures and cash interest expense, our guidance level is between $25 million and $35 million; and, for end-of-year net debt, which we define as total debt net of all cash balances, our guidance level is between $438 million and $448 million.  None of these guidance levels have been changed.

Several things are important to note with respect to our guidance.  First, our guidance reflects our belief that we will continue to grow both our revenue and adjusted EBITDA in 2009 despite what we believe will continue to be a very challenging economic environment.  We have exhibited improved performance quarter-over-prior year’s quarter both in the first and second quarter of 2009 and our guidance reflects our belief that this trend will continue in the second half of 2009.

Second, our guidance reflects lower capital spending in 2009 as compared to both 2008 and 2007.  As many of you are aware, we spent an aggregate of almost $100 million in capital spending in 2007 and 2008.  This was extraordinary in that a significant portion of this spending was to fund deferred maintenance at Radiologics and many of the other acquired entities.  As of the end of our fourth quarter, the vast—of 2008, the vast majority of this deferred maintenance was eliminated, thus, our plan is to spend over $10 million $15 million less in 2009 than we did in each of 2008 and 2007.  Given no material change in the size of our base business, we foresee spending even less money on capital expenditures in 2010 than we did—than we will spend in 2009.

Third, we are projecting $6 million to $8 million of cash interest savings in 2009 as compared to 2008.  This is due to the hedge modifications I discussed earlier as well as our benefiting from lower LIBOR rates on the unhedged portion of our credit facilities.

Lastly, the lower 2009 projected capital spending and cash interest payments will allow us to produce valuable free cash flow that we intend to use to deleverage our balance sheet.  We anticipate reducing our net debt from $465 million approximately, this quarter’s balance, to under $448 million by the end of the year, while at the same time growing our adjusted EBITDA.  The results should be strong deleveraging in 2009 for RadNet with a target total EBITDA-to-adjusted EBIT—I’m sorry, total debt-to-adjusted EBITDA of approximately 4.0 times by year-end 2009.

Finally, I’d like to reiterate that the tranches of our credit facility are either funded or committed through their maturity dates.  In the case of our revolving credit line, its maturity is November 15th, 2011.  In the case of our first medium-term loan, its maturity is November 15th, 2012 and finally, in the case of our second medium-term loan, its maturity is May 15th, 2013.  We have experienced no interruption of extraordinary funding situations with the revolver and have experienced no issues with GE at this time.

We have not tripped any debt covenants nor do we anticipate tripping any debt covenants in the future.  In short, we currently believe our capital structure is secure and we do not anticipate, at this time, needing to access the debt or equity capital markets.  We believe that our current capital structures provide us sufficient financial flexibility to effectively execute our growth plans in the near-term.

I’d now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger:     Thank you, Mark.  Hardly a day passes without someone asking me about reimbursement or proposed healthcare reform.  There is great confusion and uncertainty regarding healthcare legislation.  Reform proposals have been discussed and submitted for review by the Senate, the House of Representatives and the Center for Medicare or Medicaid Services, or otherwise known as CMS.  Aspects of these proposals contradict or conflict with each other with respect to broader healthcare reform and the end potential effects on reimbursement for Medicare diagnostic imaging procedures.  In typical Washington fashion, special interests, lobbyists, Democrats and Republicans are battling and jockeying for position.  Deadlines for reform have been set and broken.  What we know is that RadNet will most likely benefit from a portion of the imaging procedures required by the 47 million uninsured or underinsured Americans.  Unfortunately, we have little clarity or visibility about how this more universal style government sponsored healthcare coverage is going to be funded.  In short, at this time it is impossible to understand what form this government sponsored program will take and how its existence might affect RadNet’s core procedure Medicare reimbursement.

Again, before I discuss some of the specific proposals, I must emphasize that when the term reimbursement is used, most people are referring to price changes within Medicare.  Less than 20% of our revenue is subject to adjustments in the Medicare Physician Fee Schedule or Hospital Outpatient Prospective Payment System, otherwise known as HOPPS.  The remaining approximately 80% of our revenue is derived from private contracts with insurance companies such as HMOs and PPOs, state-run programs such as Medicaid and other non-federal government third-party payors including personal injury, Workers’ Compensation, capitated medical groups among others.  I will briefly discuss the reimbursement outlet for both Medicare and private payors with respect to imaging.

In May, the Medicare Payment Advisory Commission, or MedPAC, recommended that Medicare’s reimbursement formula for outpatient advanced imaging, specifically MRI, CT and PET/CT, be modified to increase a variable in its formula related to the technical component of reimbursement called the equipment utilization factor.  The recommendation is to increase the utilization factor to 90% from 50%.  However, the limitation set by the introduction of the Deficit Reduction Act in 2007 would limit this reduction substantially, such that we believe the proposed reimbursement reduction would be something RadNet could absorb without our results being materially adversely affected.

Similar recommendations have recently been introduced by the CMS.  CMS has also recommended changes to the practice expense variables and the sustainable growth rate variables used to calculate reimbursement for advanced image modalities such as MRI and CT.  This recommendation is meeting significant resistance from various lobbying groups as there was no empirical evidence regarding actual utilization of advanced image modalities in a statistically significant survey.  Furthermore, most industry participants do not believe the CMS recommendations to the variables as proposed will also make them reflective in the final 2010 Medicare rates which we expect to be released sometime in November of this year.  When there is more clarity and visibility as to what Medicare’s final rates will be for 2010, we will perform a comprehensive analysis as to its expected effects on RadNet’s business.   We will share with you the results of such estimations at that time.

Earlier this year, President Obama released his 2010 budget proposal which included Medicare cost reductions.  Specifically, he recommends the use radiology benefit managers, or RBMs, to preauthorize the use of advanced imaging for Medicare patients; a recommendation expected to save only $250 million for Medicare over the next 10 years.  We believe this recommendation is not significant to RadNet as we currently work with RBMs and other preauthorizing operators—operations, within the managed care providers for our non-Medicare patients.

On the private side of our business which includes directly negotiated rates with insurance companies, Workers’ Compensation carriers, personal injury—personal injury counterparties and capitated medical groups, our relationships have never been more numerous and stronger.  We are working with a number of these payors in unique, mutually beneficial ways as a result of RadNet’s strong market presence and large multi-modality capacity.  Like Medicare, we are observing that private payors are increasingly focused on stopping the abuses of physicians self-referral and POP (sp?) leasing arrangements through the creation of more strict preauthorization processes and credentialment.  We believe the trend to control overutilization in certain abusive imaging settings will continue and will ultimately have a positive effect on our volume sometime in the future.

In closing, I have been privileged to be a part of the remarkable growth and development of radiology and imaging for over 35 years.  When I started my practice with a single office in Los Angeles, I never anticipated one day overseeing a network of centers stretching from coast to coast.  Although I recognize that RadNet may be challenged by forces which it has little control over, my management team and I are proposed to react.  We have shown our resiliency in the past when industry changes occurred and we are ready to challenge ourselves to meet the future demands of whatever industry changes might come our way.  Most recently, we neva—navigated through the effects of the Deficit Reduction Act which significantly changed Medicare reimbursement beginning in 2007.  While many industry participants suffered from these changes, we have managed to prosper, grow and improve our operating metrics.  We see any future healthcare reform or industry as a similar challenge to our management team and leadership capabilities.  We commit to you today that we are prepared to make difficult decisions in the future in order to help mitigate any potential negative impacts we may see from future healthcare reform or reimbursement changes.  Some of these changes, indeed, could be mitigated by increasing volumes from smaller operators going out of business and as a result of acquisitions which we believe we will be able to achieve under more favorable multiples than we have in the past.  We strongly believe that the winning formula needed to continue to lead our industry and influence the future of our imaging services will be delivered into the future in our own hands.  As many of you may infer from the tone of Mark and my discussion this morning, we are very optimistic and encouraged by the current business and its future opportunities.  We see our volumes continuing to increase.  We see opportunities for consolidation in our core markets.  We see weak competitors beginning to close their operations.  We see a market for capital equipment that is more favorable to us than ever.  We see our competitors failing to obtain operating capital.  We see technology expanding the applications for the work we do, and we see internal opportunities to make our business more efficient and less costly to operate.  I am more convinced than ever that we have the elements in place to make RadNet a significant healthcare company in one of the—healthcare’s largest and most important but still fragmented sectors.  We believe that our focus on regional concentration, market density and expanding our multi-modality approach is a winning formula, along with our intensive efforts to expand our Breast link and breast cancer initiatives.  We are eagerly looking forward to the coming quarters and sharing more with you as we continue to execute our strategic plan.

Operator, we are now ready for the question and answer portion of the call.

Operator:     Thank you.  If you would like to ask a question, you may do so by pressing the star key, followed by the digit one, on your touch-tone telephone.  If you are using a speaker phone, please make sure you mute function is turned off to allow your signal to reach our equipment.  Once again, that is star, one, to signal for a question.  We’ll go to Arthur Henderson, Jefferies & Company.

Arthur Henderson:     Hi, good morning.  Thanks for taking the question and very nice work this quarter.  Howard, thanks for all the color in your script.  The only real question I have is, you know, at a local level smaller providers are negatively comping it seems like, and—and yet you guys are growing nicely and I’m wondering could you characterize the disruption of what’s happening out there today and obviously the historical reimbursement changes are hurting them but, can you just kind of go over what you’re seeing that might explain, you know, how you’re taking market share and things of that nature?  Thanks.

Dr. Howard Berger:     Thank you, Art.  Yes.  Firstly, as we’ve stated before, despite the economic environment, the utilization for imaging continues to grow.  Whether you peg that number at 4% or 5% for imaging across the board, or in the high single digits for advanced imaging which has been widely publicized, there is no doubt in our mind that as the population grows, as the population ages, there will continue to be increasing demand for the services that we provide.  That being said, we are, I believe, in a better position to take advantage of that growth for several reasons.  Firstly, and what I think needs to be mostly emphasized here again, is that we are a multi-modality provider.  As the need for these procedures grow, it comes predominantly first from routine imaging which then ultimately leads to your advanced imaging needs—your MRIs, CT and PET scanning.  Since we are a multi-modality provider and almost uniquely so as far as being a large-scale operator—chain operator—we benefit from seeing these patients and then the other procedures that result from the detection of potential processes and abnormalities from routine imaging.  The best example of course that I can give for that is in mammography where we are now fully digital throughout our entire operation and which is a very underserved and has a large backlog for mammography in almost all of our centers.  This modality finds breast cancer in one out of every eight women, and the more screening procedures we do, clearly the earlier the diagnostic evaluation will require the further evaluation by using MRI for the breast, PET/CT scanning, biopsies which we are capable of doing at most of our larger centers.  So, we will benefit from that as well as other needs that come about as a result of doing routine imaging.  So I can’t emphasize the importance of that enough, not only for mammography but for the rest of our practices.

Secondly, we have seen smaller operators go out of business and clearly in markets that we are the dominant player in, we get more than our share of that business as the number of players begin to consolidate.

Thirdly, I believe, that our team and the extensive marketing and patient and physician coordination that we do results in better service and better outreach to our referring physicians.  We are taking share away from, I believe, our other competitors, both because of our ability to contract as well as provided deeper and broader levels of service.  So everybody should, on some level, when you are in the multi-modality business, be benefiting from the increasing demand as well as reduction that, although slowly, I believe is now beginning to accelerate in fewer players out there and redistribution of procedural volume.  I think this will continue and perhaps even accelerate as we get into—or deeper into 2009 and 2010 and the potential consequences of reimbursement changes put additional pressure on the smaller operators there.

Arthur Henderson:     Yes, it makes a lot of sense.  Thanks for that color.  One last question—radiology benefit managers, how does that—how should we think about those in the context of what you’re doing and how it could disrupt your business or not?  Could you just talk a little bit about that, and that’s all I have.  Thank you.

Dr. Howard Berger:     Well, we’ve been dealing with radiology business managers now for several years.  Clearly, in California this is considerably less of concern to us because of the very high managed care penetration in the state of California and the fact that a large portion of our business here in California, which is capitation, is directly with the medical groups already and we in fact provide our own radiology benefit management to help control costs and keep our margins on the capitation of the business in line with the rest of our operations.  On the East Coast, we have lived and continue to live quite nicely with radiology benefit managers there.  If in fact there is further growth of radiology business management I actually think that that in some respects can be good for operators like ourselves because most of the abuse that we see out there comes from self-referral or block leasing and other forms of self-interest from people who manage these kind of procedures in their offices or with special arrangements that are just… they open opportunity for overutilization and which increases, as reimbursement goes down, not the other way around.  So I expect radiology benefit managers to look to us, particularly because it might even be easier for them to contract with large networks to take care of larger populations than it is to go to individual operators and try to have numerous fee schedules and the effort it takes to bring a network in place which we can bring in many of our regions with a single contract.

Arthur Henderson:     Okay, great.  Thanks very much.  That’s very helpful.

Operator:     We’ll go next to Darren Lehrich with Deutsche Bank.

Sadeep Singh:  (sp?)     Hi, it’s actually Sadeep Singh in for Darren.  Thanks for taking my questions.  Mark, I just had a question on the bad debt.  I think in your prepared remarks you mentioned that 6.4% as, you know, as a percentage of revenue seems to be a good kind of run rate.  I was just wondering if maybe you could talk about some of the collection trends that you’re seeing in general and, I’m not sure if this is disclosed in the Q, but if you could talk about how some of that A/R gets aged out by payor category, would be great?

Mark Stolper:     Sure.  The bad debt expense generally is associated with what we call the patient responsibility portion of our accounts receivable and our—and the accrued revenue that we put on the books each month which is generally from, you know, co-payments or deductibles, meaning that the actual… the number of patients who come in who don’t have insurance at our facilities is very, very low.  So, that’s generally where we see the bad debt.  And then we have a number of hospital contracts in Maryland that our physician partner groups there staff hospitals—are hospital-based operations.  We do the billing and collecting for those contracts as a service to them and take a management fee, and the bad debt expense associated with those contracts are significantly higher than what we see on the imaging center side.

We have seen, you know, bad debt turning up a little bit, not unexpectedly over the last 12 months as, you know, as the broader macroeconomic environment has become more challenging.  We saw it creep up a little bit last year and we trued (sp?) that up to about 6.1% which was 2008 full-year bad debt percentage and we saw it in the low-6s, you know, earlier this  year and it’s hovering around 6.4% right now.  We think it’s stabilized between 6% and 7% for the foreseeable future.  We instituted a number of collection activities designed to collect more of these co-payments and more of these deductibles up-front within our centers and at the time of scheduling and we have a number of what we call early out processes in place where we start the follow-up with the patients sooner in the collection process after they received their exams because, you know, we note that if—our success in collecting this self-pay category goes down over time, you know, if we don’t collect it up front or soon after the patient—that we see the patient.

I would tell you on the aging side that our self-pay portion of our accounts receivable has not—is not any different today than it was a year or two ago, and so we don’t see any issues with, you know, the collectability of our A/R and we think we’ve got adequate reserves and we think we’re providing for a proper provision each quarter as we book—accrued that revenue.  So, to answer your question, I think we should see some stabilization in and around this level.

Sadeep Singh:     And do you typically do a look-back once a year or, and if so, is that towards the end of the year?

Mark Stolper:     Yes, we generally do a look-back every three to six months.

Sadeep Singh:     Oh, okay.

Mark Stolper:     Yes, and because of the nature of the economy, you know, currently we are doing it every quarter now just to make sure that we don’t get caught with anything.

Sadeep Singh:     Okay, great.  And then, just on the D&A, it seemed to come in a little bit lower than we were expecting.  Is there anything you can—is there anything unusual about the D&A expense this quarter or any detail you could provide, that would be great.

Mark Stolper:     I would—Sadeep, I would expect this depreciation and amortization to continue to decrease slightly through time because we’re spending less on capital expenditures than last year, so we’re, you know, we continue to depreciate the existing base of capital equipment and then we’re putting on less capital equipment over time than we’re actually depreciating, so I would expect that D&A number over the next 12 to 24 months to continue to trend down a little bit.

Sadeep Singh:     All right, and then just the last one from me is can you just give us an update on your NOL?  Where does that stand as of the end of the quarter?

Mark Stolper:     Sure.  I don’t have the number in front of me but its north of $200 million on both a state and federal level.  So, we don’t perceive being a taxpayer, you know, for some time, and it would be a very high-class problem if we were so… we’re—it’s an asset that I, you know, we have that I’m not sure that people are quite focused on but as we get to a position of consistent net income, we’ll be able to take advantage of that asset which will not only, you know, create consistent ETS but the fact that we’re not going to be paying taxes will also allow us to produce, you know, significantly more free cash flow which we’ll use to de-lever the balance sheet more quickly.

Sadeep Singh:     Great, and then just sorry, I promise this is the last one here.  Just… one of the one-time items you discussed was just the resolution of legal disputes.  Could you just go in to a little bit more detail as to what that was?

Mark Stolper:     Sure.  There were three of them and we’re not going to, you know, disclose the actual case names but they actually all had to do with disputes that went back prior to 2008’s fiscal year so these are ongoing disputes that we’ve had with third parties related to some, you know, insurance expenses and some other legal cases.  But we don’t see—we don’t have anything right now from a contingency standpoint in our balance sheet for further, you know, legal dispute resolutions in the future and don’t think that we have any exposure going forward but we’re happy to finally get some of these cases behind us.

Sadeep Singh:     Okay, great.  Thanks a lot, Mark.

Mark Stolper:     Okay.

Operator:     We’ll go next to Rob Mains, Morgan Keegan.

Rob Mains:     Yes, good morning.  Mark, strategy going forward in terms of cash, is it to accumulate cash on the balance sheet rather than to use that cash to pay down the debt balances?

Mark Stolper:     Yes and no.  I mean, you know, when we view our debt, we view our debt as a net debt basis—on a net debt basis, but ultimately obviously, you know, we’ve got to do something with the cash and, you know, we are—we’re not getting into too many details.  There’s some, you know, opportunities that we’re pursuing to be able to, you know, de-lever the company quickly through debt pay-downs with—you know, at potentially below par prices and we also will, you know, look at, towards the end of the year, other ways to kind of de-lever the company.  The other thing that we would do with the cash on a very targeted basis is things like we did with New Jersey where, you know, there are assets there that are distressed that can be bought at such low multiples that they are actually de-levering to the company.  So we’ll continue to do some small tuck-in deals with some of our cash but I would tell you that the majority of our cash ultimately will be used to de-lever the balance sheet.

Rob Mains:     Okay, but until—it sounds like what you’re saying is that you want… as cash on the balance sheet you’ll accumulate for specific, targeted debt pay-downs and otherwise it’ll sit on the balance sheet rather than, like, do $7 million here and there.

Mark Stolper:     Correct.

Rob Mains:     Okay.  Got you.  I may be missing something basic here.  The Medicare rate proposals—and I know that, you know, under DRA you get the lower of HOPPS and the fee schedule, but could you explain to me why—because it looked like to me and looking at some of the CPT codes—that there would be some decent-sized cuts below, like the HOPPS threshold.  Can you explain to me why you don’t see a big impact on the business from some of proposed changes to the fee schedule?

Mark Stolper:     Sure.  Well, we haven’t done an exhaustive analysis, or completed an exhaustive analysis yet by CPT code, by modality, by actual volume, so we don’t have an exact analysis, but I think to answer your question, the CMS rates which affect the Medicare Fee Schedule—remember what the DRA did was it made us subject to the lower of the Medicare Fee Schedule and the HOPPS rate, and for advanced imaging—and specifically CMS proposals are focused on MRI and CT—on advanced imaging, we’re currently almost universally being reimbursed under HOPPS today because HOPPS is significantly lower than the Medicare Fee Schedule and in the cases of MRI we’re talking about 30, 35% on many of the MRI CPT codes.  In the case of CT, the HOPPS rate, when they were adjusted back with the DRA, were, you know, 15 to 20% lower than the Medicare Fee Schedule.  So, the mitigating factor here is that when the Medicare Fee Schedule adjusts, you’re still comparing it to the HOPPS rate and on advanced imaging you have to go CPT code by CPT code to see if the Medicare Fee Schedule would adjust below the current HOPPS rate, and only on those CPT codes where the Medicare Fee Schedule adjusts below the HOPP rate—HOPPS rate, is where we would see any reimbursement affect. Our understanding on the—is that a lot of the focus of CMS and particularly the Senate Finance Committee and (unintelligible) is focused on advanced imaging.

Rob Mains:     Okay, so I am correct.  In cases where the fee schedule falls below HOPPS, that’s where you get a hit.

Mark Stolper:     Yes.

Rob Mains:     Okay.  Great, that clears it up.  Thank you.

Dr. Howard Berger:     Rob, this is Howard speaking.  Just to amplify on that a little bit is that the decrease that you see from the proposed changes in the Medicare Physician Fee Schedule we should emphasize because that’s what makes it different than HOPPS, is the reduction from the current Medicare Physician Fee Schedule to the new proposed one if utilization rate is taken up to 90%.  So the reduction you’re seeing is a level that would drop when you compare to the Physician Fee Schedule, not from where we’re currently being reimbursed under the HOPPS schedule which is already substantially below the Physician Fee Schedule.

Rob Mains:     Right.  Actually, you raised another question on the legislative front.  It sounds like the House bill would only bump you to 75%?

Dr. Howard Berger:     Yes.  Yes.

Rob Mains:     And then… go ahead.

Dr. Howard Berger:     That’s another mitigant which will substantially—well, let’s put it this way.  That will make the Physician Fee Schedule and the HOPPS Fee Schedule probably more in line with each other, although there may still be a slightly lower Physician Fee Schedule for exams originally if that happens, but less than it would have been obviously at the 90% level.

Rob Mains:     Right, okay.  That clears it up.  Thank you.

Dr. Howard Berger:     Thank you, Rob.

Operator:     As a reminder, that it’s star, one, for questions.  We’ll go next to Kevin Ellich, RBC Capital Markets.

Kevin Ellich:     Good morning guys.  Thanks for taking the questions.  Just going back to some of the items that came up during the quarter… the radioactive isotope shortage, what do you guys think is going on there?  Are you seeing much of an impact at this point?

Dr. Howard Berger:     Kevin, we saw no impact at all.  Fortunately our relationship with the provider of the radio isotopes is—got alternate methods for delivery of this.  This was primarily a problem with the systems in Canada and while the purchase of those still affects operators here in the United States, we were able to buffer ourselves and have no impact on it at all from that.  Let me also make a distinction that that issue did not affect PET scanning which is all based here in the United States and from different operators—or suppliers I should say, vendors—than the radioactive isotopes for nuclear medicine scanning.  That being said, also recognize that nuclear medicine is an extremely small portion of our total revenue and any disruption there would probably be—almost be unnoticeable.

Kevin Ellich:     Got it.  And then, just out of curiosity, who do you guys get your isotopes from for nuclear medicine?

Dr. Howard Berger:     We get the vast majority of it from Mallinckrodt which is—which is I guess the old name.  It’s now called… I’m blanking on it.

Kevin Ellich:     Okay.

Dr. Howard Berger:     It’s a division of our company that split off from—I’m sorry, I can’t think of the name.  It’s not—they’ll always be Mallinckrodt to me but we also get a large amount of our contrast material from the same…

Mark Stolper:     Covidien.

Dr. Howard Berger:     There we go.  Covidien.

Kevin Ellich:     Oh, Covidien.

Dr Howard Berger:     So we get not only our isotopes from Covidien, we also get the majority of our contrast material from Covidien, so we’re an account—we’re probably their largest account in the United States and they protect us quite nicely.

Kevin Ellich:     That makes sense.  And then just going back to the macro and the economy… have you seen any impact in the geographies that you’re in of unutilization and imaging scans.  Any commentary on that?

Dr. Howard Berger:     The only note—the answer, the short answer is we’ve seen very little impact.  The only place where we’ve seen some impact is in our Rochester market where some—a radiology benefit manager was introduced earlier this year.  The implementation of that was not very well received in the medical community.  There’s been a lot of fits and starts.  We’ve had a—we’ve seen a small reduction in our MR and CT volumes but some of that has begun to come back already as the—as the system gets put in place and people adjust to the new mechanisms on the ordering of exams.  So, other than really our Rochester market, we’ve seen virtually no impact by radiology business managers or utilization management programs in general anywhere in the organizations.

Mark Stolper:     Were you talking about the economy in terms of it affecting utilization?

Kevin Ellich:     Yes, exactly, which obviously might benefit you guys since—because of your capitated arrangements, right?

Dr. Howard Berger:     Yes, I’m glad somebody was listening to question besides me.  We’ve seen no real fall-off.  As you can see from our results, our year-over-year quarter results are up and in line with expectations that we have as a result of both our marketing efforts and just growth of imaging.  There will and there will continue to be, and I tried to emphasize this in my remarks before the question and answer period, an inevitable and inexorable increasing demand for imaging and good operators, particularly those that provide a wide spectrum of imaging modalities such as we do, should benefit from it.  Others who are more focused or limited in their offerings, such as just MRI or MRI and CT, will probably be impacted more simply because they either can’t be part of larger networks because they don’t have enough modality offerings, or as utilization management takes further root, they’re likely to be impacted and don’t have the ability to expand their operations and generate more advanced imaging, which generally as I mentioned earlier in my remarks, stems from—or a large amount of it can stem from—routine imaging.

Kevin Ellich:     Got it.

Dr. Howard Berger:     So the short answer is we haven’t seen any impact yet from the general economy.

Mark Stolper:     Or we’ve seen it but, you know, our growth rates would have been better than they are now if, you know, if the economy were in a better place.  I guess, you know, our point is we’re still seeing growth.  We’re still comping quarter-over-quarter from last year.  We’re bullish about our preliminary reports we’re seeing in July so we think it bodes well for the third quarter.  But I suspect, and this is complete conjecture on my part, I suspect we’d be growing even faster and comping even higher if the economy were in a better place at this point.  So it’s just very hard to quantify what that might be.

Kevin Ellich:     I understand.  And then, going back to the radiology benefit managers and preauthorizations, you guys have your own captive operation, is that correct?

Dr. Howard Berger:     Yes.

Kevin Ellich:     Okay.  And then, I mean, under, you know, what President Obama and legislation has kind of been proposing, does it matter if it’s captive or does it have to be an independent third party?

Dr. Howard Berger:     Right now there is no clarity on that.  I don’t think the people who want to see the implementation of this will care whether it’s captive or not.  Clearly, their focus will be how can we contain utilization and if the appropriate procedures are in place, allow the authorization of an imaging—an advanced imaging exam—are properly met, then wherever that exam goes will be irrelevant to the process.

Kevin Ellich:     Got it, okay.  That’s helpful.  And then, just going back to the revenue and the various procedures, Mark, did you give any information on the pricing, the average revenue per scan?

Mark Stolper:     We did as a table to our press release today so I think it’s the last page on the press release which gives our average price per modality in the quarter.

Kevin Ellich:     Got it.  I missed that.  Thanks.

Mark Stolper:     And you’ll see it’s fairly flat, you know, with—from this year to last year.

Kevin Ellich:     Excellent.  Thanks.  That’s it.

Operator:     And at this time there are no further questions in the queue.  I’d like to turn the conference back over to Dr. Berger for any additional or closing remarks.

Dr. Howard Berger:     Well, thank you all for taking time out of your day again to participate in our second quarter closing call remarks.  As hopefully you’ve been able to glean from our comments here, we’re very optimistic about the remainder of this year and third quarter in particular, and we’ll look forward to discussing its results as well as—as well as other company initiatives that are currently underway when we meet again sometime in the month of November.  Have a good summer and thank you all for participating.

Operator:     This concludes today’s conference.  We appreciate your participation.